Exhibit 99.1

Entities Managed by Imran Khan to Acquire 2.5% Stake in Dave via Secondary Market Transaction

AUGUST 8, 2023

Former Snap Inc. Chief Strategy Officer to Join Dave’s Board of Directors

LOS ANGELES , Aug. 8, 2023 /PRNewswire/ — Dave Inc. (“Dave” or the “Company”) (Nasdaq: DAVE), one of the nation’s leading neobanks, announced today that Imran Khan, the renowned technology executive and entrepreneur, through investment funds in which he manages, has acquired 2.5% of Dave’s Class A Common stock, through a secondary sale. In addition, Khan will join Dave’s Board of Directors, effective immediately. Khan is the founder of Proem Asset Management and Co-Founder and CEO of the e-commerce marketplace, Verishop. Previously, he served as the Chief Strategy Officer at Snap Inc. and head of global internet investment banking at Credit Suisse.

Khan brings deep experience and knowledge to Dave as a leader in operations, ad sales, partnerships, capital markets, and corporate strategy at both public and private companies. He was integral in two of the largest tech IPOs in history, Snap and Alibaba, and has a consistent track record of catalyzing growth and scale at innovative companies.

“Dave is transforming the banking industry through its use of innovative technology with the goal of making financial services accessible to everyone. The Company has experienced continued growth with steady progress towards profitability,” said Khan. “I’m passionate about working with founders to unlock the value of their businesses and look forward to working with Jason to realize Dave’s full potential.”

Dave Founder and CEO, Jason Wilk, said, “We’re honored to have such an esteemed business leader like Imran take a position in Dave. Welcoming him to our board at this critical point in Dave’s growth period will be extraordinarily helpful, as we scale to profitability and beyond. His decades of experience leading high-growth companies, market expansions, product innovations, and corporate partnerships will be a tremendous asset to our leadership team.”

About Imran Khan

Imran Khan is the founder and Chief Investment Officer of Proem Asset Management, an investment firm that focuses on the technology space. Additionally, he is the co-founder and Chief Executive Officer of Verishop, and the Chairman of Aleph Group, Inc. Previously, Khan served as Snap Inc.’s Chief Strategy Officer, where he oversaw the company’s corporate strategy, revenue generation, business operations and partnerships. Under his leadership, Snap Inc. became a $1 billion-plus business from zero in a four year period. Previously, Khan was a Managing Director and Head of Global Internet Investment Banking at Credit Suisse where he advised on more than $45 billion-worth of Internet M&A and financing transactions. Khan held the role of Managing Director and Head of Global Internet Research at JPMorgan Chase earlier in his career.

About Dave

Dave (NASDAQ: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. Dave partners with Evolve Bank & Trust, member FDIC. For more information about the company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com/ and follow @davebanking on Twitter.

Media Contact

Kira Sarkisian, Director of Communications

press@dave.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

DAVE@elevate-ir.com